Exhibit 4.2

WARRANT AGREEMENT

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION UNDER SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER.

Warrant #:121609	Warrant Issue Date:12/31/2009
# of Warrants: 500,000	Original Warrant Issue Date:12/31/09

WARRANT CERTIFICATE REPRESENTING
WARRANTS TO PURCHASE COMMON STOCK OF
                            JAVALUTION COFFEE COMPANY.

FOR VALUE RECEIVED,  Javalution Coffee Company, a corporation organized and existing under the laws of the State of Florida (the "Company"), hereby certifies that David S. Briskie ("Holder"), is the holder of these Warrants (the "Warrants"), and each Holder shall have the right to purchase one (1) share of common stock of the Company  (the "Common Stock")  for each whole warrant, subject to the terms set forth below, at any time on or after the date of issuance of this Warrant (the “Commencement Date”), or from time to time thereafter, to purchase from the Company at such Holder's option Five Hundred Thousand (500,000) of fully paid and nonassessable shares of Common Stock. These Warrants shall be subject to the following terms and conditions:

SECTION 1.	EXERCISE OF WARRANTS; EXERCISE PRICE; ADJUSTMENTS RELATIVE TO EXERCISE OF WARRANTS

1A. Exercise of Warrants.

(a) Subject to the conditions of this Section 1, the holder of the Warrants at the holder's option may exercise such holder's rights under all or any part of the Warrants to purchase one share of Common Stock (the "Warrant Shares") for each Warrant at a price equal to .045 per share the “Exercise Price” at any time on or after the Commencement Date and prior to 12/31/2014 ( the "Termination Date").

1B. Liquidating Dividends; Purchase Rights.

(a) In case at any time after the date hereof the Company shall declare a dividend upon the shares of Common Stock of any class payable otherwise than in shares of Common Stock or securities convertible into Common Stock ("Convertible Securities"), otherwise than out of consolidated earnings or consolidated earned surplus (determined in accordance with United States generally accepted accounting principles, including the making of appropriate deductions for minority interests, if any, in subsidiaries), and otherwise than in the securities to which the provisions of clause (b) below apply, and provided that such dividend shall not otherwise result in an adjustment of the number of shares of Common Stock purchasable upon exercise of each Warrant pursuant to any other provision hereof, the Company shall pay over to each holder of Warrants, upon exercise thereof on or after the dividend payment date, the securities and other property (including cash) which such holder would have received (together with all distributions thereon) if such holder had exercised the Warrants held by it on the record date fixed in connection with such dividend, and the Company shall take whatever steps are necessary or appropriate to keep in reserve at all times such securities and other property as shall be required to fulfill its obligations hereunder in respect of the shares issuable upon the exercise of all the Warrants.

(b) If at any time or from time to time on or after the date hereof  but prior to the Termination Date the Company shall grant, issue or sell any options or rights (other than Convertible Securities) to purchase stock, warrants, securities or other property pro rata to the holders of Common Stock of all classes ("Purchase Rights"), each holder of Warrants shall be entitled to acquire (whether or not such holder's Warrants shall have been converted), upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock issuable upon exercise of such Warrants, immediately prior to the time or times at which the Company granted, issued or sold such Purchase Rights.

1C. Subdivision or Combination of Stock.

(a) In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the number of shares of Common Stock purchasable upon exercise of each Warrant immediately prior to such subdivision shall be proportionately increased, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the number of shares of Common Stock purchasable upon exercise of each Warrant immediately prior to such combination shall be proportionately decreased.

1D. Changes in Common Stock.

(a) If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation or other entity, or sale, transfer or other disposition of all or substantially all of its properties to another corporation or other entity, shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each holder of Warrants shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the shares of the Common Stock of the Company immediately theretofore issuable upon exercise of the Warrants, such shares of stock, securities or properties, if any, as may be issuable or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore issuable upon exercise of the Warrants had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of each holder of Warrants to the end that the provisions hereof (including without limitation provisions for adjustment of the number of shares of Common Stock purchasable upon exercise of each Warrant) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or properties thereafter deliverable upon the exercise thereof.  The Company shall not effect any such consolidation, merger, sale, transfer or other disposition, unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing or otherwise acquiring such properties shall assume, by written instrument executed and mailed or delivered to the holders of the Warrants at the last address of such holders appearing on the books of the Company, the obligation to deliver to such holders such shares of stock, securities or properties as, in accordance with the foregoing provisions, such holders may be entitled to acquire.  The above provisions of this subparagraph shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers, or other dispositions.

1E. Notice of Adjustment.

(a) Upon any adjustment of the number of shares of Common Stock or other stock or property purchasable upon the exercise of each Warrant as provided herein, then and in each such case the Company shall within ten days following such adjustment deliver to each holder of Warrants a certificate of the Chief Financial Officer of the Company setting forth the number of shares of Common Stock or other stock or property purchasable upon exercise of each Warrant resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  Each holder of Warrants shall have the right, during the succeeding five (5) Business Days, to dispute the results set forth in such certificate by notifying the Company of the nature of such dispute in writing in reasonable detail, including the amount and nature of any difference from the result determined by the Company.  If no holder delivers such written notice of its objections within such five Business Day period, the determination set forth in the certificate of the Chief Financial Officer shall be deemed to have been accepted by the holders of the Warrants.  The Company and such holder shall attempt to resolve any such objections within ten (10) Business Days following the receipt by the Company of such holder's objections.  If the Company and such holder are unable to resolve such dispute, the Company shall promptly obtain the opinion of a firm of independent certified public accountants (which may be the regular auditors of the Company) of recognized national standing selected by the Company's Board of Directors, which opinion shall state the number of shares of Common Stock or other stock or property purchasable upon exercise of each Warrant resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  The Company shall promptly mail a copy of such accountants' opinion to the holder of Warrants.

1F. Certain Events.

(a) If any event occurs as to which in the opinion of the Board of Directors of the Company the other provisions of Section 1 hereof are not strictly applicable or if strictly applicable would not fairly protect the conversion rights of the holders of the Warrants in accordance with the essential intent and principles of such provisions, then such Board of Directors shall appoint a firm of independent certified public accountants (which may be the regular auditors of the Company) of recognized national standing, which shall give their opinion upon the adjustment, if any, on a basis consistent with such essential intent and principles, necessary to preserve, without dilution, the rights of the holders of the Warrants.  Upon receipt of such opinion by the Board of Directors, the Company shall forthwith make the adjustments described therein; provided, however, that no such adjustment pursuant to this Section 1G shall have the effect of decreasing the number of shares of Common Stock purchasable upon the exercise of each Warrant as otherwise determined pursuant to Section 1 hereof except in the event of a combination of shares of the type contemplated in Section 1D and then in no event to a number of shares of Common Stock lesser than as adjusted pursuant to Section 1D.

1G. Prohibition of Certain Actions.

(a) The Company will not take any action which would result in any adjustment to the number of shares of Common Stock purchasable upon exercise of any Warrant if the total number of shares of Common Stock issuable after such action upon exercise of all of the Warrants would exceed the total number of shares of Common Stock then authorized by the Company's Articles of Incorporation.

1H. Stock to be Reserved.

(a) The Company will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon the exercise of Warrants as herein provided, such number of shares of Common Stock as shall then be issuable upon the exercise of all outstanding Warrants, and the Company will maintain at all times all other rights and privileges sufficient to enable it to fulfill all its obligations hereunder.  The Company covenants that all shares of Common Stock which shall be so issuable shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, free from preemptive or similar rights on the part of the holders of any shares of capital stock or securities of the Company, and free from all liens and charges with respect to the issue thereof.  The Company will take all such action as may be necessary to assure that such shares of Common Stock may be so issued without violation by the Company of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Common Stock may be listed.

1I. Issue Tax.

(a) The issuance of certificates for shares of Common Stock upon exercise of Warrants shall be made without charge to the holders of the Warrants exercised for any issuance tax in respect thereof.

1J. Closing of Books.

(a) The Company will at no time close its transfer books against the transfer of any Warrant or of any shares of Common Stock issued or issuable upon the exercise of any Warrant in any manner which interferes with the timely exercise of such Warrant.

1K. No Rights or Liabilities as Shareholders.

(a) No Warrant shall entitle any holder thereof to any of the rights of a shareholder of the Company.  No provision of this Warrant, in the absence of the actual exercise of such Warrant or any part thereof by the holder thereof into Common Stock issuable upon such exercise, shall give rise to any liability on the part of such holder as a shareholder of the Company, whether such liability shall be asserted by the Company or by creditors of the Company.

1L. Fractional Shares.

(a) The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall make an adjustment thereof in cash on the basis of the “last sale price” (as defined below) of the Company’s Common Stock on the trading day immediately prior to the date of exercise.  For purposes of the Section 1L, “last sale price” means, (i) if the Common Stock is listed on a national securities exchange or quoted on the Nasdaq National Market, Nasdaq SmallCap Market or NASD OTC Bulletin Board (or successor such as the Bulletin Board Exchange), the last sale price of the Common Stock in the principal trading market for the Common Stock as reported by the exchange, Nasdaq or the NASD, as the case may be, (ii) if the Common Stock in the national securities exchange or quoted on the Nasdaq National Market, Nasdaq SmallCap Market or the NASD OTC Bulletin Board (or successor such as the Bulletin Board Exchange), but is traded in the residual over-the-counter market, the closing bid price for the Common Stock on the last trading day preceding the date in question for which such quotations are reported by the Pink Sheets, LLC or similar publisher of such quotations, and (iii) if the fair market value of the Common Stock cannot be determined pursuant to clause (i) or (ii) above, such price as the Board of Directors of the Company shall determine, in good faith.

1M. Notice of Corporate Action.

(a) If at any time the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right, or

(b) there shall be any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger of the Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to, another corporation, or

(c) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company; then, in any one or more of such cases, the Company shall give to Holder (i) at least 20 days' prior written notice of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, and (ii) in the case of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place.  Such notice in accordance with the foregoing clause also shall specify (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of Common Stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (ii) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation and winding up.  Each such written notice shall be sufficiently given if addressed to Holder at the last address of Holder appearing on the books of the Company.

SECTION 2.	METHOD OF EXERCISE OF WARRANTS

(a)  The Warrants may be exercised by the surrender of this Certificate, with the Form of Subscription attached hereto duly executed by the holder, to the Company at its principal office, accompanied by payment of the Exercise Price(s) for the number of shares of Common Stock specified.  The Warrants may be exercised for less than the full number of shares of Common Stock called for hereby by surrender of this Certificate in the manner and at the place provided above, accompanied by payment for the number of shares of Common Stock being purchased.  If the Warrants should be exercised in part only, the Company shall, upon surrender of this Warrant Certificate for cancellation, execute and deliver a new Warrant Certificate evidencing the right of the holder to purchase the balance of the shares purchasable hereunder.  Upon receipt by the Company of this Warrant Certificate at the office of the Company, in proper form for exercise, accompanied by the full Exercise Price(s) in cash or certified or bank cashier's check, the holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to the holder.

(b) This Warrant may also be exercised at such time by means of a cashless exercise.  In such event, the Holder shall surrender this Warrant, or any portion thereof, to the Company, together with a notice of cashless exercise, and the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y (A-B)/A

where:

X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised as outlined on the Form of Election to Purchase, Schedule A.

A = the closing bid price of the Common Stock   immediately prior to the Date of Exercise.

B = the Exercise Price.

SECTION 3.	MUTILATED OR MISSING WARRANT CERTIFICATES

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant Certificate, and (in the case of loss, theft or destruction) of indemnification reasonably satisfactory to the Company and upon surrender and cancellation of this Warrant Certificate, if mutilated, the Company will execute and deliver a new Warrant Certificate of like tenor and date.

SECTION 4.	MISCELLANEOUS

4A. Remedies.

(a) Each holder of Warrants and Warrant Shares, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant.  The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

4B. Successors and Assigns.

(a) This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and assigns of Holder.  The provisions of this Warrant are intended to be for the benefit of all holders from time to time of this Warrant and shall be enforceable by any such holder or holder of Warrant Shares.

4C. Amendment.

(a) This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

4D. Severability.

(a) Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant.

4E. Headings.

(a) The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

4F. Governing Law.

(a) This Warrant shall be governed by the laws of the State of  Florida,  without regard to the provisions thereof to conflict of laws.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed, as of the day and year first above written.

JAVALUTION COFFEE COMPANY

By: /s/ Scott Pumper
Scott Pumper
President

Notice of Exercise
To Be Executed by the Warrant Holder
In Order to Exercise Warrants

The undersigned Warrant Holder hereby irrevocably elects to:

☐
exercise  ____________________ Warrants represented by this Warrant, and to purchase thereunder, ________________ full shares of  Common Stock issuable upon the exercise of such Warrants, by delivery of $ _______________ (exercise price); or

☐
exercise _____________________ Warrants represented by this Warrant, and to purchase thereunder, such number of full shares of Common Stock issuable upon the net issue exercise of such Warrants in accordance with the cashless exercise provisions of this Warrant.

The undersigned Warrant Holder requests that certificates for such shares of Common Stock shall be issued in the name of:

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER

(please print or type name and address)
and be delivered to

(please print or type name and address)

and if such number of Warrants shall not be all the Warrants evidenced by this Warrant, that a new Warrant for the balance of such Warrants be registered in the name of, and delivered to, the registered Warrant Holder at the address stated above.

The undersigned hereby represents and warrants to the Company that it is an “Accredited Investor” within the meaning of Rule 501(c) of the Securities Act of 1933, as amended (the “Securities Act”), and is acquiring these securities for its own account and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same.  The undersigned further represents that it does not have any contract, agreement, understanding or arrangement with any person to sell, transfer or grant the shares of Common Stock issuable under this Warrant.  The undersigned understands that the shares it will be receiving are “restricted securities” under Federal securities laws inasmuch as they are being acquired from JAVALUTION COFFEE COMPANY, in transactions not including any public offering and that under such laws, such shares may only be sold pursuant to an effective and current registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act and any other applicable restrictions including the requirements of state securities and “blue sky” laws, in which event a legend or legends will be placed upon the certificate(s) representing the Common Stock issuable under this Warrant denoting such restrictions.  The undersigned understands and acknowledges that the Company will rely on the accuracy of these representations and warranties in issuing the securities underlying the Warrant.

Dated:
(Signature of Registered Holder)

ASSIGNMENT FORM
To be executed by the Warrant Holder
In order to Assign Warrants

FOR VALUE RECEIVED,____________________________________ hereby sell, assigns and transfer unto:

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER

_____________________________________________________________________________
(Please print or type assignee name and address)

__________________________________________________________________________________________

______________________________________________________________________________

______________________________ of the Warrants represented by this Warrant, and hereby irrevocably constitutes and appoints ________________________ Attorney to transfer this Warrant on the books of the Company, with full power of substitution in the premises.

Dated:______________________
(Signature of Registered Holder)

(Signature Guaranteed)

THE SIGNATURE MUST CORRESPOND TO THE NAME AS WRITTEN UPON THE FACE OF THIS WARRANT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A BANK, BROKER OR ANY OTHER ELIGIBLE GUARANTOR INSTITUTION THAT IS AUTHORIZED TO DO SO UNDER THE SECURITIES TRANSFER AGENTS MEDALLION PROGRAM (STAMP) UNDER RULES PROMULGATED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION.